Oreon Rental Corporation
3102 Maple Avenue, Suite 400
Dallas, Texas  75201

February 11, 2010

U.S. Securities and Exchange Commission	VIA EDGAR
Washington, D.C. 20549-4631
Attn:	1934 Act Filing Desk

RE:	Form 8-K/A Item 4.01 filed February 11, 2010
File No. 333-156077

Ladies and Gentlemen:

Oreon Rental Corporation (the “Company”) has filed a Form 8-K/A amending its Form 8-K Item 4.01 filed February 1, 2010.

In connection with the Form 8-K/A, the Company acknowledges and agrees that:

•	the Company is responsible for the adequacy and accuracy of the disclosure in the filings;

•	staff comments or changes to disclosure in response to staff comments in the filings reviewed by the staff do not foreclose the Commission from taking any action with respect to the filing; and

•	the Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Very truly yours,

OREON RENTAL CORPORATION

By:	/s/ Alvaro Vollmers
Alvaro Vollmers, President